Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated October 29, 2015, in this Registration Statement (Form S-6 No. 333-206738) of Smart Trust, Zacks GARP Composite 35 Trust, Series 7.

/s/ Grant Thornton LLP

Chicago, Illinois

October 29, 2015